Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Audit Committee
Micrel, Incorporated:
We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-181655, 333-155257, 333-105862, 333-63618, 333-52136, 333-37832, 333-89223 and 333-10167) of Micrel, Incorporated and subsidiaries of our reports dated March 5, 2014, with respect to the consolidated balance sheet of Micrel, Incorporated as of December 31, 2013, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the year then ended, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10‑K of Micrel, Incorporated.
Our report dated March 5, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, expresses our opinion that Micrel, Incorporated and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2013 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to management’s review of the accuracy of inventory reported by distributors used in recording deferred income on shipments to distributors has been identified and included in management’s assessment.

/s/ KPMG LLP

Santa Clara, California
March 5, 2014